Exhibit 99.1
Phillips Edison Grocery Center REIT I Changes Name to Phillips Edison & Company, Inc.

CINCINNATI (December 15, 2017) - On December 13, 2017, Phillips Edison Grocery Center REIT I, Inc. formally changed its name to Phillips Edison & Company, Inc. The name change reflects the company’s new identity as an internally-managed real estate investment trust following the acquisition of certain real estate assets and the third-party asset management business of its former sponsor and external advisor, Phillips Edison Limited Partnership ("PELP").

“Having completed the strategic acquisition of PELP, we are moving confidently into the future with an enhanced platform that is well positioned for growth and a name that evokes the powerful legacy we’ve built over the past 25 years,” said Jeff Edison, chairman and chief executive officer of Phillips Edison & Company. “We look forward to capitalizing on the many opportunities ahead and remain dedicated to creating great grocery-anchored shopping experiences.”

About Phillips Edison & Company, Inc.
Phillips Edison & Company, Inc. (formerly known as Phillips Edison Grocery Center REIT I, Inc.), an internally-managed real estate investment trust, is one of the nation’s largest owners and operators of market-leading, grocery-anchored shopping centers. The company manages a diversified portfolio of over 345 shopping centers - 236 of which it owns directly - comprising approximately 26.3 million square feet located in 32 states. The company’s proven, vertically-integrated operating platform allows it to effectively and efficiently acquire, lease and manage its properties, resulting in a history of strong operating results and great shopping experiences. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the company’s filings with the SEC. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Investor Contact:
Michael Koehler
Director of Investor Relations
investorrelations@phillipsedison.com
513-338-2743